Chang Lee LLP
Chartered Accountants
505 –815 Hornby Street
Vancouver, B.C, V6Z 2E6
Tel: 604-687-3783
Fax: 604-688-3373
E-mail: info@changleellp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated February 9, 2007, with respect to the balance sheet of Global Energy Inc. as at December 31, 2006 and 2005 and the related statements of stockholders' equity, operations and cash flows for the years then ended, included in the Registration Statement on Form S-1 and related Prospectus of Global Energy Inc. dated April 30, 2008.

In addition, we consent to the reference to our firm under the caption "Experts" in the Registration Statement.

Vancouver, Canada
April 30, 2008